EXHIBIT 9
[Logo of Aviva Life and Annuity Company]
October 1, 2008
Board of Directors
Aviva Life and Annuity Company
699 Walnut Street
Des Moines, IA 50309-3929

RE:	ALAC Separate Account 1 (formerly ILICO Separate Account 1)
Visionary and Visionary Choice Variable Annuity
File No. 811-08964
Ladies and Gentlemen:
     In my capacity as Senior Corporate Counsel of Aviva USA Corporation, an Iowa corporation and the parent of Aviva Life and Annuity Company (“ALAC”), I have participated in the preparation and review of the Initial Registration Statement on Form N-4 filed with the Securities and Exchange Commission under the Securities Act of 1933 for the purpose of changing the Depositor of the two (2) flexible premium deferred variable annuity contracts (“Contracts”) issued under ALAC Separate Account 1 (formerly ILICO Separate Account 1) (the “Account”) from Indianapolis Life Insurance Company (“ILICO”) to ALAC as a result of the merger of ILICO with and into ALAC. The Account originally was established pursuant to a resolution of the Board of Directors of IL Annuity and Insurance Company (a predecessor by merger to ILICO and now ALAC), as a separate account for assets applicable to the Contracts. The Board of Directors of ALAC has adopted resolutions to authorize ALAC to act as Depositor for the Contracts and to affirm that the Account shall be subject to the laws of the State of Iowa following the consummation of the merger of ILICO with and into ALAC.
     I am of the following opinion:
1.	ALAC has been duly organized under the laws of Iowa and is a validly existing corporation.

2.	The Account has been duly created and is validly existing as a separate account pursuant to the insurance laws of the State of Iowa.

3.	That the portion of the assets of the Account equal to the reserves and other liabilities for variable benefits under the Contracts is not chargeable with liabilities arising out of any other business ALAC may conduct. Assets allocated to the fixed account under the Contracts, however, are part of ALAC’s general account and are subject to ALAC’s general liabilities from business operations.

4.	The Contracts are the legal and binding obligations of ALAC in accordance with their terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or other law affecting or relating to creditors’ rights generally and general principles of equity.
     In arriving at the foregoing opinion, I have made such examination of law and examined such records and other documents as I judged to be necessary or appropriate.
     I hereby consent to the filing of this opinion as an exhibit to the Initial Registration Statement, and to the reference to my name under the caption “Legal Matters” in the Statement of Additional Information contained in the Registration Statement.
Very truly yours,

/s/ Leif Gustafson Leif Gustafson
Senior Corporate Counsel
Aviva USA Corporation
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